Exhibit 99.2
NORTHSTAR HEALTHCARE INCOME, INC. AND SUBSIDIARIES

NORTHSTAR HEALTHCARE INCOME, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT

The following unaudited pro forma consolidated statement of operations for the year ended December 31, 2015 is presented as if NorthStar Healthcare Income, Inc. (the “Company”) completed the acquisition of NorthStar Realty Finance Corp.’s 60% interest in a joint venture (the “Joint Venture”) which owns 32 private pay independent living facilities (the “Winterfell Portfolio”) for a purchase price of $534.5 million, excluding escrows and subject to customary proration and adjustments as set forth in the purchase agreement (the “Acquisition”), on January 1, 2015. The Company acquired the Winterfell Portfolio on March 1, 2016. The Company originally acquired a 40% interest in the Joint Venture in connection with the acquisition of the Winterfell Portfolio by the Joint Venture on May 19, 2015 from affiliates of Harvest Facility Holdings LP and, following the Acquisition, owns all of the interests in the Winterfell Portfolio.
The allocation of the purchase price of the Winterfell Portfolio reflected in this unaudited pro forma consolidated financial statements has been based upon preliminary estimates of the fair value of assets acquired. A final determination of the fair value of the acquired assets will be based on the valuation of the tangible and intangible assets and liabilities of the Winterfell Portfolio that exist as of the date of completion of the Acquisition. Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the pro forma consolidated financial statement presented and could result in a material change in amortization of tangible and intangible assets and liabilities. The fair value allocation is a preliminary estimate and may be adjusted within one year of the Acquisition in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”).
This unaudited pro forma consolidated financial information should be read in conjunction with the historical consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Company’s Quarterly Report on Form 10-Q for the period ended March 31, 2016 and is not necessarily indicative of what the actual financial position or results of operations would have been had the Company completed the Acquisition as of the beginning of the period presented, nor is it necessarily indicative of future results. In the opinion of the Company’s management, the pro forma consolidated financial statement includes all significant necessary adjustments that can be factually supported to reflect the effects of the Acquisition.

NORTHSTAR HEALTHCARE INCOME, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2015
(Dollars and Shares in Thousands, Except Per Share Data)

	Historical (1)	Winterfell Portfolio (2)	Pro Forma Adjustments (3)		Pro Forma
Revenues
Resident fee income	$63,056	$—	$—		$63,056
Rental income	28,456	111,571	—		140,027
Interest income	17,763	—	—		17,763
Other revenue	1,941	3,947	290	(4)	6,178
Total revenues	111,216	115,518	290		227,024

Expenses
Property operating expenses	45,773	59,244	5,757	(5)	110,774
Interest expense	17,617	—	27,803	(6)	45,420
Transaction costs	5,765	—	—	(7)	5,765
Asset management and other fees - related party	33,385	—	26,761	(8)	60,146
General and administrative expenses	20,213	—	—		20,213
Depreciation and amortization	27,038	—	17,953	(9)	44,991
Total expenses	149,791	59,244	78,274		287,309
Other income (loss)
Realized gain (loss)	(721)	—	—		(721)
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	(39,296)	56,274	(77,984)		(61,006)
Equity in earnings (losses) of unconsolidated ventures	(49,046)	—	8,061	(10)	(40,985)
Income tax benefit (expense)	5,598	—	—		5,598
Net income (loss)	(82,744)	56,274	(69,923)		(96,393)
Net (income) loss attributable to non-controlling interests	374	—	—		374
Net income (loss) attributable to NorthStar Healthcare Income, Inc. common stockholders	$(82,370)	$56,274	$(69,923)		$(96,019)

Net income (loss) per share of common stock, basic/diluted	$(0.63)				$(0.73)
Weighted average number of shares of common stock outstanding, basic/diluted	131,105				131,105

The accompanying notes are an integral part of this unaudited pro forma consolidated financial statement.

NORTHSTAR HEALTHCARE INCOME, INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENT

(1)	Represents the Company’s consolidated statement of operation for the year ended December 31, 2015, as reported in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.
(2)	Represents the Winterfell Portfolio’s audited statement of revenues and certain operating expenses for the year ended December 31, 2015.
(3)	The pro forma adjustments represent the Acquisition as if it had occurred on January 1, 2015 for the statement of operations for the year ended December 31, 2015.
(4)	Represents community fee revenue for the year ended December 31, 2015.
(5)	Represents the impact of the contractual property management fee of 5% of gross revenue (net of bad debt) for the year ended December 31, 2015.
(6)
Represents the interest expense on new borrowings and amortization of deferred financing costs of $27.4 million and $0.4 million, respectively, for the year ended December 31, 2015. In connection with the acquisition of the Winterfell Portfolio, the Company assumed ten-year senior debt financing with an aggregate principal amount of approximately $648.2 million and a fixed interest rate of 4.17%.

(7)	Transaction costs related to the Acquisition are excluded from the pro forma adjustments.
(8)	Represents the impact of the acquisition fee and asset management fee expenses payable to the Company’s advisor as a result of the Acquisition.
(9)
Represents depreciation expense for the year ended December 31, 2015 based on a preliminary purchase price allocation for the Winterfell Portfolio. The value of the buildings are depreciated based on estimated useful lives of 40 years.

(10)	Represents the reversal of the Company’s equity in losses recorded for the year ended December 31, 2015 while the non-controlling interest was accounted for using the equity method.

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